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                                                                  EXHIBIT 10.2

                       AMENDMENT TO EMPLOYMENT AGREEMENT


      THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is made and entered into and is effective as of April 23, 1997, by and between ARV ASSISTED LIVING, INC., a California corporation (the "Company"), and DAVID P. COLLINS, an individual (the "Employee"), the parties to the certain Employment Agreement dated and effective as of October 1, 1995 (the "Employment Agreement").

RECITAL

      Whereas, the parties to the Employment Agreement desire to amend the Employment Agreement as set forth below.

      NOW, THEREFORE, the parties hereto agree as follows:

      1. Paragraph 7.3 of the Employment Agreement shall be amended and restated as follows:

            7.3 CHANGE IN CONTROL. Notwithstanding anything to the contrary contained in Section 7.2 hereof, following a change in the ownership, or effective control of the Company or in the ownership of a substantial portion of the Company's assets (any one of which shall be referred to herein as "Change in Control"), in the event Employee's employment is terminated either voluntarily or involuntarily within three (3) months of the Change in Control, the Company shall immediately pay to Employee the Base Salary, that portion of Employee's Minimum Bonus which shall have been earned but unpaid as of the Change in Control (assuming that the Minimum Bonus shall have been earned on a daily basis and, but for a Change in Control, payable only on a quarterly basis), Employee's accrued vacation and reimbursable expenses through the date of Change in Control, and an amount equal to three (3) times the total compensation received by Employee during the immediately preceding calendar year (the "Change in Control Bonus"); provided, however, that, if applicable, the amount of the Change in Control Bonus shall be reduced so that no portion of the Change in Control Bonus shall be deemed to be an "excess parachute payment" under
      Section 280G of the Internal Revenue Code of 1986, as amended, or any replacement statute. The determination of the existence of an "excess parachute payment" shall be made by the Company's independent accountants who prepare and file the federal income tax returns for the Company. In addition, any options to purchase the common stock of the Company previously granted to Employee and not otherwise vested shall be fully vested as of the date of the Change in Control. The Company shall pay the expenses incurred by such

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      accountants pursuant to this Section. Generally, for the purposes of this
      Section: (i) "change in the ownership of the Company" shall mean the date that any person or persons acting as a group, acquires ownership of the capital stock of the Company and the acquired capital stock together with capital stock held by such person or group, gives the acquiring person or group possession of more than fifty percent (50%) of the total fair market value or the total voting power of the capital stock of the Company; (ii) "change in effective control of the Company" shall mean that either: (A) any one person, or more than one person acting as a group, would acquire (or had acquired during the twelve (12) - month period ending on the date of the most recent acquisition by such person or persons) ownership of the capital stock of the Company possessing fifty percent (50%) or more of the total voting power of the capital stock of the Company; or (B) a majority of the members of the Board was replaced during any twelve (12) - month period by directors whose appointment or election was not endorsed by a majority of the members of the Board prior to the date of such appointment or election; and (iii) "change in ownership of a substantial portion of the Company's assets" shall mean the date on which one person, or more than one person acting as a group, would acquire (or had acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total fair market value equal to, or more than, thirty three and one-third percent (33-1/3%) of the total fair market value of all of the assets of the Company immediately prior to such acquisitions. All determinations of the applicability of this Section shall be made consistent with the Proposed Regulations Section 1.280G-1 promulgated by the Internal Revenue Service, or any successor regulations.

      3. Paragraph 9 of the Employment Agreement shall be amended by adding the following clause:

            This Section 9 shall not apply in the event of a Change in Control under Section 7.3. Further, this Section 9 shall not apply in the event of termination of employment as described in Section 7.2.1 or Section 7.2.2; provided, however, that Employee shall first waive in writing all rights to receive severance pay other than amounts due by law.

      The remaining provisions of the Employment Contract shall remain unmodified and in full force and effect.

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      IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to Employment Agreement as of the date first written above.

                                    THE COMPANY

                                    ARV Assisted Living, Inc., a
                                    California Corporation



By:    /s/ Gary L. Davidson
      ----------------------------
      Gary L. Davidson
Its:  President


EMPLOYEE




/s/ David P. Collins
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David P. Collins